Energy for a Clean Environment

Golden Grain Energy Member Update

Golden Grain Energy · 1822 43rd St. SW · Mason City, IA 50401
641-423-8525 · 888-GGE-CORN · Fax: 641-421-8457

Page 4: Save the date for PAC golf outing Aug. 18

OUR MISSION is to *"add value to the corn production of the area and enhance the incomes of our investor partners while providing economic growth to the area we serve."*

Duracade trait won't be accepted

Golden Grain Energy wants its members and others who deliver grain to the plant to be aware that we will not be accepting any corn with the Syngenta trait Agrisure Duracade.

Regulatory bodies in some export markets, including China, have not yet approved the trait, and those countries may turn away shipments of grain, including dried distillers grains (DDGs) that contain the trait.

"We don't want to jeopardize our DDG sales to China," said GGE president and CEO Walt Wendland. "We exported 82 percent of DDGS last year, and almost 90 percent went to China."

The U.S. Grains Council urges all farmers and grain handlers to follow the stewardship program for the release of Syngenta seed trait Agrisure Duracade to minimize the risk of export trade disruption. "It is important for all sectors of the value chain—individual farmers, technology providers, shippers and exporters alike—to recognize the potentially significant international implications of their actions. The Council therefore urges producers who choose to plant Agrisure Duracade in 2014 to adhere carefully to their stewardship responsibilities in order to minimize the risk to U.S. export sales," the Council said in a statement.

Annual meeting shares real benefits of ethanol

Members of Golden Grain Energy gathered Feb. 24 for the company's annual meeting, which included election of two members to the board of directors and updates on the past year for both the company and the ethanol industry as a whole.

Incumbent board members Marion Cagley and Jerry Calease were each re-elected to serve another three-year term. Members also approved an advisory vote on executive compensation ("say-on-pay").

Walter Wendland, president and CEO of Golden Grain Energy and currently treasurer of the Renewable Fuels Association, presented an overview of the ethanol industry in 2013, including debunking many of the myths spread by ethanol's opposition regarding its impact on the rest of the economy.

Overall US ethanol production in 2013 was 13.3 billion gallons, up from the previous year, but still below the 2011 record of 13.9 billon. The more manageable production level, along with steady to increased demand, including exports, led to existing stocks of ethanol that reached a low in the fall of 2013 to as little as 630 million gallons. That low inventory helped keep ethanol prices strong, even as corn prices dropped during the months after harvest.

In the last 13 years, the development of ethanol and its coproducts have had a tremendous positive effect on the nation's agricultural industry, farmers, and all of rural America. The value of crops produced has increased by 135 percent, livestock value is up 82 percent, and net farm income has risen by 158 percent since 2000. That has meant a reduction in total government payments to corn growers from a high of $10 billion in 2000 to $2 billion in 2012.

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Production report

COO Chad Kuhlers also presented a production update for the Golden Grain plant in 2013, recognizing the staff for having had no reportable accidents or lost time injuries during the year. The facility also had no environmental violations.

In 2013, the facility operated for 7,941 hours, including 251 days of 24/7 operation.

2014 opens with record net income

The first quarter of Golden Grain Energy's 2014 fiscal year, which ended Jan. 31, 2014, was a record breaker with net income of approximately $18.5 million or $0.93/unit. This exceeded the previous quarterly income record of $16.8 million or $0.68/unit set during the third quarter of 2006.

Our ethanol price during Q1 2014 was actually 4 percent lower than Q1 2013, but we produced 5 percent more gallons. In addition, we saw a 39 percent drop in the price we paid for corn during our first quarter of 2014 compared to the same period of 2013.

Our natural gas price increased over 24 percent during Q1 2014 compared to Q1 2013, as we saw a very cold winter reduce supplies. The price of natural gas skyrocketed toward the end of January 2014 and into February 2014 with an explosion at a natural gas facility in Canada. We anticipate natural gas prices to remain elevated for some time. The influx of income for the quarter funded the $0.50/unit distribution GGE declared in December 2013 and paid in January 2014, and allowed the company to still end the quarter with approximately $4.6 million of cash balance.

Inventory values as of Jan. 31, 2014, saw an increase compared to Oct. 31, 2013, due to logistic issues with shipment of ethanol. This problem was magnified after the end of our fiscal quarter, and GGE was forced to slow ethanol production down considerably while waiting for empty railcars. We are optimistic that spring and summer will ease the congestion on the railroad seen in recent months.

The complete 10-Q can be found on the SEC website or by following the investor link at www.ggecorn.com.

— Christy Marchand, CFO
Golden Grain Energy

INCOME STATEMENT	Three Months Ending 1/31/2014	Three Months Ending 1/31/2013
Revenues	$72,987,525	$85,408,162
Gross Profit	$14,393,693	$(965,555)
Equity in Net Income from Investments	$4,840,478	$96,414
Net Income (Loss)	$18,475,033	$(1,763,757)
Net Income (Loss) per Unit	$0.93	$(0.08)
Distribution Paid	$0.50	$--

BALANCE SHEET	Oct. 31, 2014	Oct. 31, 2013
Current Assets	$22,259,833	$14,051,401
Total Assets	$115,309,430	$109,497,749
Current Liabilities	$7,231,771	$8,323,526
Long-term liabilities	$1,655,402	$3,285,499
Members Equity	$106,422,257	$97,888,724
Book Value per Unit	$5.35	$4.92

Taxable income questions clarified

We have heard from several members questioning the difference between the 2013 fiscal year results of $0.69 per unit and a much higher amount reported on the K-1 tax form. There are two primary reasons for the large difference. The first is due to the difference between GGE's fiscal year end of Oct. 31 and tax year end of Dec. 31. This has always resulted in some difference, but this year the difference was magnified and equaled approximately $9 million. The net losses reported in November and December 2012 were included in the 2013 fiscal year numbers. The significant net income, as noted above, reported in November and December of 2013 were not included in the 2013 fiscal year number but were included in the 2013 tax year figures. The second component of the difference is depreciation. Most of our equipment has a shorter tax life than fiscal life; therefore, most assets are fully depreciated and expensed on the tax return before they are fully depreciated on the financial statements. This difference was approximately $7.5 million on the 2013 tax return and the gap is only expected to widen in future years.

Over the course of GGE history our financial income has been approximately $6.70/unit yet the taxable income passed through to members has only been approximately $4.24/unit. Distributions have totaled $3.25/unit for those members holding units since inception. It is increasingly important for GGE members to watch for the taxable income estimate that is published each December to ensure they have planned accordingly. In addition, please be cognizant of your potential tax liabilities should you decide to sell units. Please consult with your tax preparer in addition to making sure you receive an equitable price for your units that will cover tax liabilities, any distribution that you will not receive due to transferring units and a fair return for your investment.

GGE producers qualify for New Holland discounts

New Holland Agriculture has taken a revolutionary step in support of American Ethanol and renewable fuels. New Holland provides financial support to American Ethanol from the sale of every piece of eligible New Holland equipment to a Growth Energy/American Ethanol member plant or grower. Farmers who provide corn to Golden Grain Energy can now get special discounts on New Holland equipment and help the ethanol industry at the same time.

This means that your investment in New Holland equipment is also an investment in the American Ethanol effort. To facilitate this investment, New Holland offers preferred pricing for new equipment sales through the New Holland American Ethanol Producer's Club Program. This pricing is available with discounts up to 38 percent off manufacturer's suggested retail price on select models. As a valued supplier to an American Ethanol partner plant, you are now a member of the New Holland American Ethanol Producer's Club and eligible for this exclusive program.

Through this partnership New Holland Agriculture is delivering a powerful message about the advantages of American Ethanol; providing donations to American Ethanol for every unit purchased by Club members, in addition offering to customer preferred pricing; extending its role as a clean energy leader by becoming the sole large equipment manufacturer to openly support American Ethanol, promoting the use of renewable fuels; and supporting the creation of an estimated 400,000 jobs.

Producer Club kits will be mailed soon. To see if you qualify or have any questions please contact Patrick Sexton with New Holland at 612-247-3919 or call Curt Strong at Golden Grain at 641-423-8525.

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Defending RFS, growing E15 next

While ethanol's opponents try to blame our industry from everything from deforestation in the Amazon to rising food costs, Wendland presented evidence to refute those claims.

While global ethanol production has grown more than three-fold since 2004 (the peak year for deforestation in the Amazon), the square miles of forest destroyed in the years since has dropped from more than 10,000 per year to less than 2,000 square miles per year. Similarly, while annual food inflation rates have fluctuated wildly, from a high of more than 8 percent in the 1980s to a low of less than 1 percent in 2010, they show no correlation to the steady and dramatic growth of ethanol over the last decade. It is no wonder - globally, ethanol production uses less than 3 percent of the world's grain supply, and the amount of grain available for non-ethanol uses continues to grow.

Despite these facts, many in the political field continue to vilify ethanol based on inaccurate statements and rhetoric, as evidenced by groups such as the National Black Caucus, which recently endorsed proposals to repeal the Renewable Fuels Standard.

From a fuel standpoint, ethanol has reduced the nation's dependence on petroleum imports by an average of 6-7 percent each year since 2009, while also providing the United States with products that can be exported to other countries. In addition to ethanol exports, dried distillers grains are a major export product for US agriculture, with just over half of Golden Grain Energy's DDGs exported in 2013.

The next step for America's fuel future is to widen the markets for E15. It is currently available at more than 60 locations in 12 states, but the potential is far greater. The EPA has approved E15 for use in all vehicles manufactured in 2001 or later, representing nearly 80 percent of the current American fleet. In addition, more than 60 percent of new cars sold in 2014 will be explicitly warranted for the use of E15 by the manufacturer. Ethanol's challenge is to thwart the oil industry's faulty assertions that it is cost-prohibitive to install E15 capabilities at retail locations.

With your help, we are also fighting back against the EPA's proposal to reduce the ethanol mandate for 2014 under the RFS. Thank you to those members and supporters who returned comments to the EPA prior to the January 27 deadline. Reducing the RFS has the potential to raise gas prices to consumers by $7 billion dollars in the next year, while reducing investment in biofuels research, shutting down ethanol plants, and depressing corn prices and land values.

More than 144,000 comments were received by the EPA during the comment period. While the EPA reports that more of the comments were in favor of reducing the RFS, we believe that up to 66,000 of them were the result of robocalls from the American Petroleum Institute claiming that ethanol will damage car engines and raises food prices.

The EPA has said it will finalize the 2014 requirements "by spring," which could mean a June 20 deadline.

Golden Grain Energy also expressed thanks to Iowa Governor Terry Branstad, Lt. Gov. Kim Reynolds, Iowa Senate Majority Leader Mike Gronstal, and Iowa House Majority Leader Linda Upmeyer for their support of the ethanol industry and the RFS.

Golden Grain Energy LLC Board of Directors

Dave Sovereign, Chairman
Steve Sukup, Vice Chairman
Stan Laures, Secretary
Jim Boeding
Jerry Calease
Marion Cagley
Dave Reinhart
Leslie Hansen
Duane Lynch
Roger Shaffer

Management Team

Walter Wendland, President & CEO
Curt Strong, Commodity Manager
Chad Kuhlers, Chief Operating Officer
Christy Marchand, Chief Financial Officer

This newsletter contains forward-looking statements. We undertake no responsibility to update any forward looking statement. When used, the words "believe", "hope", "expect", "anticipate" and similar expressions are intended to identify forward-looking statements. Readers should not place undue reliance on any forward-looking statements and recognize that the statements are not predictions of actual future results, which could and likely will differ materially from those anticipated in the forward-looking statements due to risks and uncertainties, including those described in our Securities and Exchange Commission filings, copies of which are available through our website or upon request.

PAC appreciates dividend contributions

The Golden Grain Energy PAC thanks all of our members who contributed to our PAC with your checkoff dollars. Your recent contributions raised more than $11,000. We continue to use these funds promoting ethanol, both politically and in responding to the false claims of ethanol detractors.

Two of our immediate issues are the attack by the EPA on the Renewable Fuel Standard and promotion of E15 and higher ethanol blends. Your cards and letters to the EPA have had an effect and hopefully EPA will back down on its proposed rule changes regarding the RFS. We continue to back E15 and higher blends and, of course, to battle Big Oil in this fight. Your contributions really make a difference in educating our legislators and others on the value of ethanol.

We are now beginning to plan for our next Friends of Ethanol Golf Outing. It is tentatively sceduled for Aug. 18 at Cedar Ridge Golf Course in Charles City. Plan on attending and bring a friend. It is a great way to spend an afternoon, and we will end the day with a prime rib dinner. Even if you are not a golfer, the evening entertainment and meal is open to all.

Golden Grain remembers Marty Eckhardt

Golden Grain Energy extends it's sympathies to the family of Marty Eckhardt of Mason City, who died Feb. 1, 2014. Eckhardt had worked as a lead operator for Golden Grain Energy since August 2007.

A native of Mason City, Eckhardt was a veteran of the US Marine Corps and had played football for North Iowa Area Community College.

He was married June 7, 1986, to Jodi Morris; they have two children, David and Shanon, and three grandchildren.



Prior to joining Golden Grain, Eckhardt had worked for Armour in Britt, Iowa, for nearly 10 years. He was an avid Vikings fan, and loved to fish and spend time with his dogs and his family. He was 48 years old.

Golden Grain Energy plans to erect a memorial for Eckhardt at the plant sometime this spring or summer.

Corn market readies for March 31 USDA reports

The USDA will issue two major reports for the corn market on March 31. These are the Quarterly Grain Stocks report and the 2014 Prospective Plantings report.

Traders will look to the Quarterly Grain Stocks report to see if the second quarter of the 2013 marketing year demand has maintained the brisk pace of the first quarter. Traders have expressed some concern that feed demand could be lower than projected due to the PED virus that has reduced hog numbers this winter. Ethanol grind could also be estimated on the high side due to rail logistical issues in the industry. Exports have been a bright spot for the corn market as political troubles in the Black Sea region have buyers shying away from further purchases there, and South America is focused on loading beans until harvest wraps up there.

Prospective plantings will give the trade an indication of expected planted acreage for 2014 US crops. Early indications have traders looking for estimated corn acres around 92 to 95 million acres vs. 95.4 million in 2013. Traders expect 2014 soybean acreage to climb to nearly 83 million acres vs. 76.5 million acres in 2013.

Look for traders to focus more attention toward the new crop following the release of these reports on the 31st.